SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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TIB FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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April 29, 2009

Dear Shareholder:

It is a pleasure to invite you to attend the Annual Meeting of Shareholders of TIB Financial Corp.  The meeting will be held at the Key Largo Marriott Bay Resort, Marriott Convention Center, located at 103800 Overseas Highway, Key Largo, Florida  33037, on Tuesday, May 26, 2009, at 2:00 p.m. local time.

At the meeting, you will be asked to consider and vote upon the election of directors and an advisory (non-binding) proposal on our executive compensation program.   Shareholders also will consider and vote upon such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Your vote is important regardless of how many shares of stock you own.  If you hold stock in more than one account or name, you will receive a proxy card for each. Regardless of whether you plan to attend, please follow the instructions on the enclosed proxy card and vote your shares by telephone, internet or by dating, signing and returning the enclosed proxy card(s) as soon as possible. Each card represents a separate number of votes. Postage paid envelopes are provided for your convenience. This will not prevent you from voting at the meeting, but will assure that your vote is counted if you are unable to attend. If you hold your shares in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker.  Therefore, we recommend that you follow the voting instructions on the form you receive.

The directors, management and staff thank you for your continued support and interest in TIB Financial Corp.

Very truly yours,

Thomas J. Longe
Chairman, Chief Executive Officer and President

TIB FINANCIAL CORP.
Financial Holding Company for
TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc.
599 9th Street North, Suite 101
Naples, Florida 34102-5624

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 26, 2009

To:	The Shareholders of TIB Financial Corp.

The Annual Meeting of Shareholders (the “Annual Meeting”) of TIB Financial Corp. will be held at the Key Largo Marriott Bay Resort, 103800, Key Largo, Florida 33037, on Tuesday, May 26, 2009, at 2:00 p.m. for the purpose of acting upon the following matters:

1.	To elect the five nominees named in the Proxy Statement to the Board of Directors.

2.	To vote on an advisory (non-binding) resolution to ratify the compensation of the named executive officers in the Proxy Statement.

3.	To consider such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has set March 31, 2009, as the record date for the Annual Meeting.  Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF DIRECTORS AND FOR THE ADVISORY (NON-BINDING) RESOLUTION ON EXECUTIVE COMPENSATION.

YOUR VOTE IS IMPORTANT.  EACH SHARE OWNER IS URGED TO VOTE PROMPTLY BY TELEPHONE, INTERNET OR BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD.  IF A SHARE OWNER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY REVOKE THE PROXY AND VOTE THE SHARES IN PERSON AS LONG AS THE SHARES ARE REGISTERED IN THE NAME OF THE SHAREHOLDER.

The Proxy Statement and Form 10-K report to shareholders are available at https://materials.proxyvote.com/872449.

By Order of the Board of Directors

April 29, 2009	Thomas J. Longe, Chairman, Chief Executive Officer and President

TIB FINANCIAL CORP.
Financial Holding Company for
TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 26, 2008

PROXY SOLICITATION AND VOTING

General

This proxy statement is being furnished in connection with the solicitation by the Board of Directors of proxies from the shareholders of TIB Financial Corp. (“we,” “our,” or the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”).

The enclosed proxy is for use at the Annual Meeting if a shareholder is unable to attend the Annual Meeting in person or wishes to have the holder’s shares voted by proxy, even if the holder attends the Annual Meeting.  Any proxy may be revoked by the person giving it at any time before its exercise, by notice to our Secretary, by submitting a proxy having a later date, or by such person appearing at the Annual Meeting and electing to vote in person.  All properly executed proxies delivered pursuant to this solicitation (and not revoked later) will be voted at the Annual Meeting in accordance with the directions given in the proxy.  If a proxy is signed and no specification is made, the shares represented by the proxy will be voted in favor of the election of directors, for approval of the resolution on our executive compensation and in accordance with the best judgment of the persons exercising the proxy with respect to any other matters properly presented for action at the Annual Meeting.

This proxy statement and the enclosed proxy are being mailed to our shareholders on or about April 29, 2009.

We are a bank holding company organized in February 1996 under the laws of the State of Florida.  Our operating subsidiaries consist of TIB Bank, which commenced its commercial banking operations in Islamorada, Florida in 1974, The Bank of Venice, which commenced its commercial banking operations in Venice, Florida in 2003, and Naples Capital Advisors, Inc., which commenced its investment advisory services in Naples, Florida in 2007.

Record Date and Outstanding Shares

Our Board of Directors has set March 31, 2009, as the record date for the Annual Meeting.  Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting.  As of the record date, there were 14,602,069 shares of our common stock outstanding.

Quorum and Voting Rights

A quorum for the Annual Meeting consists of the holders of the majority of our outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions and broker non-votes will be counted as “shares present” in determining whether a quorum exists at the Annual Meeting.

 Each share of our common stock is entitled to one vote on each matter to come before the Annual Meeting.  If a quorum is present, directors will be elected by a plurality of the votes cast by shares entitled to vote and the non-binding approval of our executive compensation program requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting.

Solicitation of Proxies

In addition to this solicitation by mail, our officers and employees and those of TIB Bank, without additional compensation, may solicit proxies in favor of the proposal, if deemed necessary, by personal contact, letter, telephone or other means of communication.  Brokers, nominees and other custodians and fiduciaries will be requested to forward proxy solicitation material to the beneficial owners of the shares of our common stock where appropriate, and we will reimburse them for their reasonable expenses incurred in connection with such transmittals.  We will pay for the costs of soliciting proxies for the Annual Meeting.

Internet Availability of Proxy Materials

Under rules recently adopted by the Securities and Exchange Commission, we are now furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each shareholder of record.  Instructions on how to access and review the Proxy materials on the Internet can be found on the Proxy Card or voting instruction form sent to shareholders of record.

 PROPOSAL NUMBER 1 - ELECTION OF DIRECTORS

Information About the Board of Directors and Their Committees

The members of our Board of Directors are elected by the shareholders.  Our directorships are divided into two classes, with the members of each class serving two-year terms and, as a general rule, our shareholders elect one class annually.   The members of the Board of Directors of TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., are elected annually by us, acting as the sole shareholder.

At the Annual Meeting, shareholders will consider the election of five persons to serve as a director of the Company. Mr. Boaz will serve for a one-year term which expires at the 2010 Annual Meeting of shareholders. Messrs. Bricker, Gutman and Longe, and Dr. Jones will serve for a two-year term which expires at the 2011 Annual Meeting of shareholders.  The terms of the other four incumbent directors will continue as indicated below.  The directors serve until their successors are elected and qualified.  The nominees are presently directors of the Company.

It is intended that each proxy solicited on behalf of the Board of Directors will be voted only for the election of the designated nominee.  At this time, the Board of Directors knows of no reason why the nominee might be unable to serve, but if that should occur before the Annual Meeting, it is intended that the proxies will be voted for the election of such other person as the Board of Directors may recommend.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION AS A DIRECTOR OF THE NOMINEES NAMED BELOW.

The following sets forth the name, age and principal occupation of the nominees for election as directors and also those incumbent directors continuing in office:

Nominees for Election of Director

Name	Age	Principal Occupation

Bradley A. Boaz	49
Bradley A. Boaz, is an independent director and has been a director of the Company since his appointment in November 2008. He has served the Barron Collier Companies (BCC) in various positions since 1990 where he currently serves as the Interim Chief Executive Officer. His tenure at the BCC has included the responsibilities of Chief Financial Officer along with oversight of the Treasury Services, Taxation, Accounting, Information Technology and Legal Services functions. Mr. Boaz is an active Naples community leader being affiliated with the Regional Business Alliance and Collier County Productivity Committee. Mr. Boaz attended Leadership Institute 2005 and is a graduate of the Leadership Collier Class of 2002. Additionally, Mr. Boaz served as a board member of the Economic Development Council for Collier County from 2000 to 2005, as former Co-chairman of the Economic Development Council Public Policy Committee and as an Executive Committee Member of the Economic Development Council for Collier County.

Richard C. Bricker, Jr.	65
Richard C. Bricker, Jr., CPA, is an independent director, has been a director of the Company and of TIB Bank since 2003, is outside lead director of the Board of the Company and is Chairman of the Corporate Governance and Nomination Committee.  He is President of Bricker & Associates, LLC, a financial and board consulting firm, and is Director of Internal Audit for CompuCredit Corporation.  He has practiced as a CPA servicing public financial institutions and companies in other industries for over 34 years, including with BDO Seidman, LLP, as the Managing Partner of their Atlanta office; with Bricker & Melton, PA, as managing partner of the firm; and with Ernst & Young, LLP. Through his firms, Mr. Bricker has been a member of the Florida Community Bankers Association, the Georgia Bankers Association, Georgia Community Bankers Association, and Alabama Bankers Association.  He is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants.  He also has been a speaker to financial institution executives and directors on various topics. Mr. Bricker is a native of Richmond Virginia, is a graduate of the University of Richmond and lives in Atlanta, Georgia.

Howard B. Gutman	55
Howard B. Gutman is an independent director, has been a director of the Company and of TIB Bank since 2008 and is Chairman of the Strategic Planning and Marketing Committee. He is President of The Lutgert Companies, where he has served in various roles for 32 years. The Lutgert Companies include Premier Properties, Lutgert Insurance, Lutgert Title, and development of both residential and commercial real estate projects. A founding member of The Education Foundation of Collier County, Mr. Gutman serves on the local advisory board of the University of Florida Foundation as well as the advisory board for the Bergstrom Center for Real Estate Studies at the University of Florida. He is a member of the International Council of Shopping Centers, a former Collier County advisory board member of Northern Trust Bank and a current board member of the Collier County Winged Foot Athletic Scholarship Foundation. He is co-founder of the Gulfshore Shootout Basketball Tournament and Scholarship Fund and has been involved with many youth-related programs associated with the YMCA, Optimist Club and Greater Naples Little League.

Paul O. Jones, Jr., M.D.	47
Paul O. Jones, Jr., M.D. is an independent director, has been a director of the Company and of TIB Bank since 2003 and is Chairman of the Compensation Committee. He has been in private practice in Naples, Florida since 1990. He is a founding member and past President of Anchor Health Centers, Inc., a multispecialty physician group with over 300 employees.  He has active staff privileges in the NCH Healthcare System.  Dr. Jones is a director and President of the Naples North Rotary Club, is actively involved in the Neighborhood Health Clinic and is a volunteer physician for the FedEx gators. He is a member of the Board of Directors of the Fred M. Jones Estates, Ltd., a farm in Jamaica.

Thomas J. Longe	46
Thomas J. Longe has been a director of the Company and of TIB Bank since 2001. He currently serves as Chairman, Chief Executive Officer and President of the Company, Chairman of TIB Bank and Chairman of the Executive Committee.  Mr. Longe is the President and Chief Operating Officer of the Trianon Companies in Naples, Florida, which develops, owns and manages hotel and commercial properties for its own portfolio as well as residential properties for resale, primarily in Southwest Florida.  He also is a partner in The Longe Company, an economic/management consulting and private investment company.  Previously, Mr. Longe worked as a loan officer and credit analyst at Bank One, Columbus, N.A. and Comerica Bank - Detroit in commercial real estate, middle market lending, dealer commercial services and international.

  Incumbent Directors Whose Terms Expire in 2010

John G. Parks, Jr.	67
John G. Parks, Jr., CPA, is an independent director, has been a director of the Company and of TIB Bank since 2002 and is Chairman of the Audit Committee.  He is President of John G. Parks, Jr., CPA, P.A. and a partner of Oropeza & Parks Certified Public Accountants.  He has been practicing as a CPA in the Florida Keys for more than 36 years.  Mr. Parks is a former board member of First Federal of the Florida Keys and Barnett Bank of the Keys and a former advisory board member of NationsBank.  Mr. Parks is Past President of the Greater Key West Chamber of Commerce, the Rotary Club of Key West and the Florida Keys Chapter of the Florida Institute of CPAs and Past Chairman of the Board of Trustees of the Florida Keys Community College.  He currently serves as a commissioner on the Key West Housing Authority.

Marvin F. Schindler	66
Marvin F. Schindler is an independent director and has been a director of the Company and of TIB Bank since 1997.  He was the President and Owner of Florida Keys Truss, Inc. from 1985 until his retirement in 2002.  Before that he served in the United States Army.  He served 20 years in the United States Army primarily as a fixed wing and helicopter pilot.  He flew three combat tours in Vietnam completing more than 1700 combat flying hours.  He was awarded the Distinguished Flying Cross four times and retired in the grade of Major.  He has served as the President of the Marathon Chamber of Commerce, the Florida Keys Contractors Association, the Stanley Switlik PTA, and the Marathon Youth Club.  He currently serves on the Board of Trustees of Fishermen’s Hospital, serves on the Board of Directors of the Florida Land and Sea Trust and is the President of the Stirrup Key Homeowners Association.  Mr. Schindler has resided in the Florida Keys for over 25 years.

Otis T. Wallace	57
Otis T. Wallace, Esquire is an independent director and has been a director of the Company and of TIB Bank since 2002.  He has been Mayor of Florida City since 1984.  Mr. Wallace is chairman of the Florida City Community Redevelopment Agency and a member of the Homestead-Florida City Chamber of Commerce.  He also is an attorney admitted to the Florida Bar in 1978.  Mr. Wallace is Chairman of the Florida City Foundation and serves on the Board of Directors of the Florida National Parks and Monuments Association, Inc., the Miami-Dade Criminal Justice Council and the Homestead Area Indigent Care Foundation, Inc.

Director Independence

Our Board of Directors has determined that a majority of our directors are independent.  In determining director independence, the Board considers all relevant facts and circumstances, including the NASDAQ listing standards.  The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation.  The Board of Directors has determined that the following seven of our eight directors following the Annual Meeting are independent under these guidelines:  Messrs. Boaz, Bricker, Gutman, Jones, Parks, Schindler, and Wallace.  As a member of management, Mr. Longe is not considered independent.

Meetings and Committees of the Board of Directors

Our Board of Directors held twelve regular meetings during the 2008 fiscal year.  Each director attended at least 75% of the board meetings and committee meetings of which such director was a member. Messrs. Gutman and Boaz commenced serving as Directors in March and November, 2008, respectively.

Our Board of Directors maintains the following five committees:  Compensation; Corporate Governance and Nomination; Audit; Executive; and Strategic Planning and Marketing.

For information regarding our Compensation Committee, see “Compensation Committee Report.”

For information regarding our Corporate Governance and Nomination Committee, see “Corporate Governance and Nomination Committee.”

For information regarding our Audit Committee, see “Audit Committee Report.”

For information regarding our Executive Committee, see “Executive Committee.”

For information regarding our Strategic Planning Committee, see “Strategic Planning and Marketing Committee.”

Executive Officers

The following lists our executive officers and certain officers of TIB Bank, all positions held by them with the Company and TIB Bank and the periods during which such positions have been held, a brief account of their business experience during the past five years and certain other information including their ages.  All officers of both the Company and TIB Bank are appointed annually at the meetings of the respective Boards of Directors following their election to serve until the annual meeting in the subsequent year and until successors are chosen.  Information concerning directorships, committee assignments, minor positions and peripheral business interests has not been included.

Name	Age	Information About Executive Officers
Thomas J. Longe	46	See the table above under “Directors.”

Stephen J. Gilhooly	56
Mr. Gilhooly is an Executive Vice President, Chief Financial Officer and Treasurer of the Company and the Chief Financial Officer of TIB Bank. Mr. Gilhooly joined the Company in April 2006. Prior to joining the Company, he was director of investment banking in the financial institutions group for Advest, Inc. since 1990. From 1985 to 1989, he was Executive Vice President, Treasurer and Chief Financial Officer of New Hampshire Savings Bank Corp. From 1974 to 1985, he was employed by Price Waterhouse.  Mr. Gilhooly is a certified public accountant.

Michael D. Carrigan	57
Mr. Carrigan is Chief Executive Officer and President of TIB Bank.  Prior thereto, he served as Executive Vice President of TIB Bank and Monroe/Miami-Dade Counties Chief Executive Officer.  Mr. Carrigan has been employed by TIB Bank since February 2004.  From 2000 until joining TIB Bank, he was an Equity Partner and consultant with Bennington Partners, Inc., a bank consulting firm specializing in commercial loan review and loan portfolio management.  From 1993 to 2000, he was President, Chief Executive Officer and Director with New Milford Bank & Trust Company, Connecticut, a $400 million publicly traded bank, which was acquired by Summit Bank (now Bank of America) in the first quarter of 2000.  From 1987 to 1993, Mr. Carrigan was Executive Vice President and Senior Lending Officer at UST Bank/Connecticut, a subsidiary of US Trust.

Michael H. Morris	49
Mr. Morris joined TIB as an Executive Vice President in November 2007.  He is responsible for TIB Wealth Management, including private banking and trust services.  Mr. Morris had previous responsibilities for trust, investment services, and  private banking at SunTrust Bank from 1994-2000 and First National Bank of Florida from 2000-2005. First National was acquired by Fifth Third Bancorp in January of 2005, and Mr. Morris continued to lead Fifth Third Investment Advisors until January 2006.  Subsequently, Mr. Morris founded Naples Capital Advisors, Inc. which was acquired by the Company in January 2008, and he continues to serve as Chief Executive Officer of the Company’s affiliated Registered Investment Advisor.

Alma R. Shuckhart	59
Mrs. Shuckhart is a Senior Executive Vice President and Chief Credit Officer of TIB Bank. Mrs. Shuckhart joined TIB Bank in 1993 and has held several positions.  From December 2002 to October 2006, she served as Executive Vice President and Chief Credit Officer.  Most recently, from May 2007 to December 2007, she served as Senior Executive Vice President of TIB Bank and Southwest Florida Market President. From October 2006 to May 2007, she served as Executive Vice President and Southwest Florida Market Chief Executive Officer.  Prior to joining TIB Bank, Mrs. Shuckhart was a Commercial Lending Officer for Evanston Bank in Evanston, IL.  She began her banking career in 1987 with Barnett Bank of Pasco County.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss certain aspects of our compensation program as it pertains to our principal executive officers, our principal financial officer, and our three other most highly-compensated executive officers in 2008.  We refer to these six persons throughout as the “Senior Officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

We believe that the performance of each of the Senior Officers has the potential to impact both our short-term and long-term profitability. Therefore, we place considerable importance on the design and administration of the executive compensation program.

Oversight of Executive Compensation Program

The Compensation Committee of our Board of Directors oversees our compensation programs. Our compensation programs include programs designed specifically for our Senior Officers.

Our Board of Directors established the Compensation Committee to, among other things, review and approve the compensation levels of Senior Officers, evaluate the performance of the Chief Executive Officer and consider senior management succession issues and related matters for the Company. The objectives and the goals of our compensation programs are to attract, employ, retain and reward executives capable of leading us in achieving our business objectives by rewarding past performance of the Senior Officers and seeking to align their long-term interests with those of our investors.

In accordance with NASDAQ listing standards, the Compensation Committee is composed entirely of independent, non-management members of our Board of Directors. No Compensation Committee member participates in any of our employee compensation programs. Each year the Corporate Governance and Nomination Committee reviews all direct and indirect relationships that each director has with the Company, and our Board of Directors subsequently reviews its findings. Our Board of Directors has determined that none of the Compensation Committee members has any material business relationships with the Company.

The Compensation Committee has in the past taken the following actions to link Senior Officers’ pay and performance:

•	engaged an independent compensation consultant to advise on executive compensation issues;
•	realigned compensation structures based on a more clearly defined competitive compensation strategy; and
•	reviewed and ensured senior officer compensation is in compliance with Section 111 of the Emergency Economic Stabilization Act of 2008.

The responsibilities of the Compensation Committee are set forth in its charter, which is available on our website at www.tibfinancialcorp.com.

Objectives of Our Compensation Programs

We compensate our Senior Officers through a mix of base salary, bonus and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our shareholders. Our compensation setting process consists of the Chief Executive Officer and President, working together with the Compensation Committee, to establish each component of total compensation including base salary, incentive compensation and equity compensation for each of the Senior Officers.

Our process begins with establishing individual and corporate performance objectives for Senior Officers for the year. Together with the Compensation Committee, we engage in a dialogue with the Chief Executive Officer concerning strategic objectives and performance targets. We review the appropriateness of the financial measures used in the incentive plan and the degree of difficulty in achieving specific performance targets.

We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking. We do believe, however, that information regarding pay practices at other companies is useful in at least two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that the Senior Officers and the Compensation Committee consider in assessing the reasonableness of compensation.

The Chief Executive Officer and President’s recommendations to the Compensation Committee for Senior Officers’ compensation, and the Compensation Committee’s review of those recommendations, are based primarily upon an assessment of each Senior Officer’s leadership, performance and potential to enhance long-term shareholder value. We rely upon our judgment about each individual and not on rigid formulas or short-term changes in business performance in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and/or enhances long-term shareholder value and encourages prudent risk taking. Key factors affecting our judgment include: (i) the performance compared to the financial, operational and strategic goals established for the Senior Officer during the first quarter of the year; (ii) the nature, scope and level of responsibilities; (iii) the contribution to our financial results, particularly with respect to key metrics such as cash flow, revenue, earnings and return on total capital; (iv) the effectiveness in leading our initiatives to increase customer value and productivity; (v) the contribution to our commitment to corporate responsibility, including success in creating a culture of unyielding integrity and compliance with applicable laws and our ethics policies; (vi) and the commitment to community leadership and diversity.

We also evaluate each Senior Officer’s current salary and the appropriate balance between incentives for long-term and short-term performance.

As previously mentioned, we have historically used three categories of eligible compensation for the Senior Officers—salary, cash bonus and equity compensation in the form of stock option grants or restricted stock awards. In that regard, on October 26, 2004, the board approved Distribution Guidelines for the shareholder approved 2004 Equity Incentive Plan. The Distribution Guidelines provide general guidelines for equity award components. The Compensation Committee has generally approved the salary and equity award components for each Senior Officer during the first quarter of the year. The Compensation Committee has generally approved the cash bonus component for each Senior Officer during the fourth quarter of the year.

During the second quarter of 2008, the Board of Directors approved the appointment of Thomas J. Longe as the Chief Executive Officer of the Company. Edward V. Lett retained the title and responsibilities of President of the Company until his retirement on January 30, 2009. Subsequently, during the first quarter of 2009, the Board of Directors approved the appointment of Thomas J. Longe as President of the Company.

Compensation Consultant

The Compensation Committee met eleven times in 2008 to discuss Senior Officers’ compensation. During 2008, the Compensation Committee engaged a third party compensation consultant, Amalfi Consulting (“Amalfi”), to provide research, analysis and recommendations to the Compensation Committee regarding the equity compensation of the Board of Directors.

During 2006, Clark Consulting assisted the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of peer competitors. Clark also provided guidance on industry best practices. Subsequently, no updated executive compensation studies have been performed.

Equity Incentive Plan

On May 25, 2004, our shareholders approved the 2004 Equity Incentive Plan (“2004 Plan”). The 2004 Plan provides for the grant of future equity based awards to officers, directors, employees, consultants and other persons providing services to the Company.

One purpose of the 2004 Plan is to further the growth in our earnings and the market appreciation of our stock by providing long-term incentives to officers, directors, employees and other persons providing services to the Company. We intend that the long-term incentives provided by the Plan will help us recruit, retain and motivate our officers, directors and employees, who provide important services to the Company. All equity based awards made during 2008 were made under the 2004 Plan.

Compensation Committee Requirements under TARP

On December 5, 2008, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”), the Company issued and sold to the U.S. Department of Treasury, Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and a related Warrant to purchase common stock. Pursuant to the issuance of the capital instruments described, the Company, and specifically the Compensation Committee, now must perform and document certain duties and are subject to certain limitations and requirements as summarized below.

Senior Officers compensation in excess of $500,000 per year will not be tax deductible, as long as the Company is a participant in the TARP CPP.

Incentive compensation clawbacks require the Company to provide for the recovery of bonus or incentive compensation paid to a Senior Officer based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate. Unlike the clawback provisions under the Sarbanes-Oxley Act of 2002, the Emergency Economic Stabilization Act of 2008 (“EESA”) clawback provisions do not require that “misconduct” cause the inaccurate results. In addition, the rules under CPP specifically note that the clawback requirements are not triggered only by an accounting restatement, are not limited to a specific recovery period and are not limited to material inaccuracies related to financial reporting.

Companies participating in the CPP may not make “golden parachute payments” to a Senior Officer during the period of Treasury’s investment in the Company. For purposes of the CPP, a “golden parachute payment” is defined under new Section 280G(e) of the Internal Revenue Code and means a compensatory payment made in connection with a Senior Officer’s “applicable severance from employment” to the extent such payment exceeds three times the Senior Officer’s average taxable compensation for the five years preceding the year of termination.

The Compensation Committee is required to take the following three steps with respect to the prohibition on providing incentive compensation that involves excessive risk taking.

   1. Promptly, but in no case more than 90 days of closing CPP, the Committee must review Senior Officers’ incentive arrangements with the Company’s senior risk officer(s) to ensure that the arrangements do not encourage Senior Officers to take unnecessary risks that threaten the value of the institution.  The Committee met on December 12, 2008 and on January 16, 2009 for this purpose.

  2. After the initial review, the Compensation Committee must meet twice each year with the Company’s senior risk officer(s) to discuss and review the relationship between the Company’s risk management policies and practices and Senior Officer incentive compensation arrangements.

  3. The Compensation Committee must certify that it has completed these reviews and that the committee has made reasonable efforts to ensure that Senior Officers incentive compensation arrangements do not encourage such officers to take unnecessary and excessive risks that threaten the value of the Company.

Actions taken by the Compensation Committee and other Company officials pursuant to TARP

Prior to closing, each Senior Officer executed a waiver of claims that the executive may have against the U.S. Treasury or the Company due to participation in the CPP. An officer’s certificate was executed certifying that the amendments to compensation and benefit plans and agreements applicable to Senior Officers necessary to comply with the applicable provisions of Section 111 of EESA have been made. The securities purchase agreement included post-closing covenants that obligate the Company to operate our compensation plans and agreements with respect to our Senior Officers in a manner that complies with Section 111 of EESA and the related guidance, and the Company is prohibited from adopting plans or agreements that do not comply with these measures, as long as the Company is a participant in the CPP.

The Company’s Senior Risk Officer has reviewed all Senior Officer incentive compensation arrangements, and on March 13, 2009 met with the Compensation Committee to discuss his analysis and conclusions. After a thorough review of the incentive compensation arrangements, the Compensation Committee unanimously determined that such arrangements do not encourage Senior Officers to take unnecessary and excessive risks that threaten the value of the Company.

Overview of Compensation Philosophy and Program

For 2008, the Compensation Committee determined that the Senior Officers’ total compensation for the year 2008 was reasonable, competitive and consistent with the objectives of our compensation philosophy and program.

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and which aligns executives’ interests with those of our shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to the Senior Officers remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Compensation Committee believes executive compensation packages provided to our Senior Officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

In order to recruit and retain the most qualified and competent individuals as Senior Officers, we strive to maintain a compensation program that is competitive in the labor market. The purpose of our compensation program is to reward exceptional organizational and individual performance.

The following compensation objectives are considered in setting the compensation programs for our Senior Officers:

•	drive and reward performance which supports our core values;

•	provide a significant percentage of total compensation that is “at-risk”, or variable, based on predetermined performance criteria;

•	encourage stock holdings to align the interests of Senior Officers with those of our shareholders;

•	design competitive total compensation and rewards programs to enhance our ability to attract and retain knowledgeable and experienced Senior Officers; and

•	set compensation and incentive levels that reflect competitive market practices.

Role of Senior Officers in Compensation Decisions

The Chief Executive Officer and President annually reviews the performance of each Senior Officer (other than the Chief Executive Officer and President, whose performance is initially reviewed by the Compensation Committee). The conclusions and recommendations resulting from the Senior Officers’ reviews, including proposed salary adjustments and annual equity award amounts, are then presented to the Compensation Committee for its consideration and approval. The Compensation Committee can exercise its discretion in modifying any of the recommendations. The Compensation Committee then makes a final recommendation for compensation adjustments to our Board of Directors for approval.

Compensation Elements and Rationale for Pay Mix Decisions

To reward both short and long-term performance in the compensation program and in furtherance of our compensation objectives noted above, our Senior Officer compensation philosophy includes the following four principles:

(i)	Compensation should be related to performance

We believe that a significant portion of a Senior Officer’s compensation should be tied not only to individual performance, but also to the performance of the Senior Officer’s business unit, division, department or function and our overall performance measured against both financial and non-financial goals and objectives. During periods when performance meets or exceeds the established objectives, Senior Officers should be paid at or more than expected levels. When our performance does not meet key objectives, incentive award payments, if any, should be less than such levels.

(ii)	Incentive compensation should represent a significant portion of a Senior Officer’s total compensation.

In order to significantly reduce the amount of compensation paid to Senior Officers when our overall performance is not optimum, a large portion of compensation should be paid in the form of short-term incentives, which are calculated and paid based primarily on financial measures of profitability and shareholder value creation. Senior Officers have the incentive of increasing our profitability and shareholder return in order to earn a significant portion of their compensation package.

(iii)	Compensation levels should be competitive.

The Compensation Committee reviews the recommendations of the Chief Executive Officer and President with respect to the competitiveness of the compensation levels of the Senior Officers. We believe that a competitive compensation program enhances our ability to attract and retain Senior Officers.

(iv)	Incentive compensation should balance short-term and long-term performance.

The Compensation Committee seeks to achieve a balance between encouraging strong short-term annual results and ensuring our long-term viability and success. To reinforce the importance of balancing these perspectives, Senior Officers will be provided both short- and long-term incentives. As long-term incentives, we provide Senior Officers and many other employees with the means to become shareholders of the Company or to share in the appreciation in value of our stock with shareholders. These opportunities include stock option grants, the employee stock purchase plan and restricted stock awards.

Factors Used in Compensation Programs

The Compensation Committee adopted a general outline of factors used for defining Senior Officers’ incentive compensation. These factors are defined, and their use in Senior Officers’ annual compensation is described, below:

Short Term Financial Goals:
•	Significant sustainable increases in earnings per share and return on average equity;
•	Maintenance of asset quality;
•	Significant quality asset and deposit growth; and
•	Improve operating efficiency.

Short Term Non-Financial Goals:
•	Empower and enable officers to accomplish specific annual goals and objectives;
•	Maintenance of exceptional compliance standards;
•	Cultivate and maintain healthy internal culture;
•	Continue to maintain high quality investor relations with current and prospective owners, analysts and investment community;
•	Identify, attract and retain key personnel;
•	Enhance our brand image; and
•	Identify and pursue strategic alternatives to supplement organizational growth.

Strategic Objectives:
•	Ensure the high morale, productivity and stability of our officer and employee base;
•	Balance our Board of Directors’ directive of quality growth and increased profitability in an acceptable and sustainable manner;
•	Display the leadership and ethical conduct that motivates others to high levels of productivity and achievement;
•	Fulfill all the requirements of the Senior Officer’s position;
•	Conduct oneself in the communities in which we operate in a social and professional manner that promotes our high standards;
•	Maintain market dominance in our core Florida Keys market and increase market share in all other markets; and
•	Review and adapt the internal organizational structure to maximize opportunities and economies of scale, create a platform that’s scaleable and promote internal accountability.

Review of Senior Officer Performance

The Chief Executive Officer and President and the Compensation Committee review each compensation element of a Senior Officer. In each case, we take into account the scope of responsibilities and experience, and balance them against competitive salary levels. The Compensation Committee has the opportunity to meet with the Senior Officers at various times during the year, which allows the Compensation Committee to form its own assessment of each individual’s performance.

In addition, each year, the Chief Executive Officer and President makes recommendations for compensation adjustments and presents to the Compensation Committee his evaluation of each Senior Officer, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. Following this presentation, input from some or all of the other Senior Officers, and a review of applicable Survey Data in the case of the Chief Executive Officer and President, the Compensation Committee makes its own assessments and determinations and makes the final recommendation to the Board of Directors for compensation adjustments for each Senior Officer.

Components of the Executive Compensation Program

We believe the total compensation and benefits program for Senior Officers should consist of the following:

•	base salaries;

•	annual cash bonus incentive;

•	long-term incentive compensation, through equity awards; and

•	retirement, health and welfare benefits.

Base Salaries

Senior Officers’ base salaries are generally determined by evaluating a Senior Officer’s level of responsibility and experience and our overall performance.

Adjustments to base salaries are driven primarily by individual performance. Individual performance is evaluated by reviewing the Senior Officer’s success in achieving business results, promoting our core values and demonstrating leadership abilities. When considering the base salary of the Senior Officers for 2008, we considered our continuing achievement of our short-term and long-term goals and strategic objectives.

Other elements of compensation are affected by changes in base salary. Annual incentives are targeted and paid out as a percentage of base salary. The salaries paid to our Chief Executive Officer and President and the other Senior Officers during fiscal year 2008 are shown in the Summary Compensation Table below.

Annual Incentive Compensation

The annual incentive compensation awarded provides Senior Officers with the opportunity to earn cash bonuses based on the achievement of specific Company-wide, business unit, division, department or function and individual performance goals. The Compensation Committee designs the annual incentive component of our compensation program to align Senior Officers’ pay with our annual (short-term) performance.

The Compensation Committee approves a target incentive payout as a percentage of the base salary earned during the incentive period for each Senior Officer. These target percentages are based on historical and competitive practices. The incentive target percentage represents the Senior Officer’s annual bonus opportunity if our annual performance goals are achieved. The individual performance of each Senior Officer is assessed by the Compensation Committee after considering the recommendations of our Chief Executive Officer and President.

Performance targets are established at levels that are achievable, but require better than expected planned performance from each Senior Officer. Because of the failure to meet certain short term financial goals, none of the Senior Officers received an annual bonus in 2008.

If the short term financial goals had been met during 2008, the amount to be paid to each Senior Officer as annual incentive for 2008 would have been determined by analyzing each Senior Officer’s individual performance with the short term financial and non-financial goals previously discussed. The Compensation Committee would have analyzed a Senior Officer’s performance for the year and then determine the incentive level based upon the analysis with target awards that are based upon a percentage of base salary. For the Chief Executive Officer and President, these targets generally ranged from 0% of base salary to 50% of base salary, however, the target range can be changed at the discretion of the Compensation Committee. For the other Senior Officers, these targets generally ranged from 0% of base salary to 25% of base salary (0% to 15%=Partially Meeting Expectations, 20%=Met Expectations and 25%=Exceeded Expectations). The Compensation Committee sets minimum, target and maximum levels for the annual cash incentive compensation. Payments of annual incentive compensation are based upon the achievement of such objectives for the current year. The annual cash incentive payments awarded to the Senior Officers in 2006 are shown on the Summary Compensation Table below.

Stock Options and Restricted Stock

The grant of stock options or restricted stock to Senior Officers, employees, directors and consultants during 2008 were made under our 2004 Plan. Typically, during the first quarter of each year, we make annual grants of stock options or restricted stock to our Senior Officers and employees. Senior Officers and certain other officers and employees may also receive stock options at or near the time of their hire and then annually. We believe that grants of stock options and restricted stock awards serve as effective long term incentives for Senior Officers that encourage them to remain with us and continue to excel in their performance.

Each stock option permits the Senior Officer, generally for a period of ten years, to purchase one share of Company stock from us at the exercise price, which is the closing price of our stock on the date of grant. Stock options have value to the grantee only to the extent the price of our stock on the date of exercise exceeds the exercise price. Stock options granted in 2008 will generally become exercisable in five equal annual installments beginning on the one year anniversary of the grant date. Restricted stock awards are valued at the closing price of our stock on the date of grant. Restricted stock awards provide the grantee with voting, dividend and anti-dilution rights equivalent to common shareholders, but are restricted from transfer until vested, at which time all restrictions are removed. Vesting for restricted shares is generally on a straight-line basis and ranges from two to five years. Vesting periods for stock options and restricted stock awards are generally shorter for Senior Officers approaching the normal retirement age of 65. The number of stock options or restricted stock awards granted to Senior Officers and the grant date fair value of these awards based on the Black Scholes option pricing model are shown on the Grant of Plan-Based Awards Table below. Additional information on these grants, including the number of shares subject to each grant, is also shown in the Grants of Plan-Based Awards Table.

Our equity based compensation program is a vital element of compensation used in motivation of the high-potential leaders who will drive our performance. It also provides a significant incentive for our employees to sustain and enhance our long-term performance. Both the Senior Officers and the Compensation Committee believe that the superior performance of these individuals will contribute significantly to our future success.

Various persons are involved in the stock option and restricted stock award granting process. The Compensation Committee approves grants of equity based compensation to Senior Officers and to our employees and directors. The Compensation Committee, with the assistance of the Corporate Secretary, the Company’s Vice President of Human Resources and the Company’s Senior Vice President and Chief Accounting Officer, oversee the stock option practices and administration of the 2004 Plan. The Chief Accounting Officer has established procedures that provide for consistency and accuracy in determining the fair market value of options and restricted stock awards and the associated compensation expense recognized in accordance with FAS 123(R).

An important objective of the 2004 Plan is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for the Senior Officers. Stock options provide Senior Officers (as well as employees and directors) with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market prices. Accordingly, a stock option becomes valuable only if our common stock price increases above the option exercise price. Restricted stock awards provide an immediate tangible direct equity interest with a fair value equal to the value of our stock on the date of grant. Both of these awards are directly aligned with shareholders interests from inception and fluctuate in value along with the value of our stock. These options or shares are restricted from exercise or transfer until vested and generally vest in equal annual installments on the anniversary of the grant date when the restrictions from transfer are released. We believe stock options and restricted stock awards directly link a portion of the recipient’s compensation to our shareholders’ interests by providing incentives to increase the market price of our stock. Further, the holder of the option or award must remain employed during the period required for the instrument to “vest”, thus providing an incentive for the holder to remain employed with us.

Option grants and restricted stock awards are made at Compensation Committee meetings scheduled in advance to meet appropriate deadlines for compensation related decisions. Our consistent practice is that the exercise price for every stock option is the closing price on the NASDAQ Stock Market on the date of grant. The exercise price of options is not less than the fair market value of the shares on the date of grant.

There is a limited term in which the Senior Officer can exercise stock options, known as the “option term.” The option term for Senior Officers is generally ten years from the date of grant. At the end of the option term, the right to exercise any unexercised options expires. Option holders generally forfeit any unvested options if their employment with us terminates.

The combined elements of compensation, base salary, and cash and equity annual incentives are referred to as “Total Direct Compensation.”

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to the Chief Executive Officer and President or any other Senior Officer unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. We may from time to time pay compensation to our Senior Officers that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans.

Although we have generally attempted to structure executive compensation so as to preserve deductibility, we also believe that there may be circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible for tax purposes, the accounting rules pursuant to SFAS 123(R) require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Certain provisions of legislation passed by the United States Congress and subsequently signed into law by Presidents Bush and Obama, during the fourth quarter of 2008 and first quarter of 2009, respectively, impose additional limitations on executive compensation and lower the compensation deductibility limitation described above from $1,000,000 to $500,000 by virtue of our participation in the CPP described above in the section entitled Compensation Committee Requirements under TARP. The regulations issued and forthcoming arising from the implementation of this legislation will likely require changes in certain of our compensation philosophies and may result in our inability to deduct compensation which would otherwise have been deductible under previously existing law.

Employee Stock Purchase Plan

We have an employee stock purchase plan, the purpose of which is to encourage and enable eligible employees to purchase our stock conveniently through payroll deductions at market prices. Senior Officers may participate in this plan on the same basis as all other eligible employees.

Retirement, Health and Welfare Benefits

We offer a variety of health and welfare programs to all eligible employees. The Senior Officers generally are eligible for the same benefit programs on the same basis as the rest of the employees. The health and welfare programs are intended to protect employees against catastrophic health care expenses and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability. We provide full time employees, regularly scheduled to work 30 or more hours per week, long-term disability and basic life insurance at no cost to the employee. We offer a qualified employee stock ownership plan with 401(k) provisions. All employees, including Senior Officers, are generally eligible for this plan.

Employment Agreements and Arrangements

We have entered into employment agreements with each of the Senior Officers. These agreements generally provide for service in their current capacity for a three-year period or until we terminate employment or the employee resigns, if earlier. The agreements provide that the Senior Officers are eligible for our employee benefit plans and other benefits provided in the same manner and to the same extent as to our other employees. For a description of these agreements, see “Executive Compensation – Employment Agreements”. As a result of our participation in the CPP previously described in “Compensation Committee Requirements under TARP”, the Senior Officers entered into agreements with the Company which effectively waive any provisions of their employment agreements which do not comply with executive compensation restrictions and limitations prescribed by recently enacted changes in legislation.

Consulting Agreement

On January 30, 2009, Edward V. Lett, retired from his position as President of TIB Financial Corp. Mr. Lett will continue to serve as a member of the Board of Directors of TIB Bank and has entered into a Consulting Agreement with the Company. The Consulting Agreement terminates the provisions of the Employment Agreement between Mr. Lett and the Company, as amended and restated on December 16, 2008 and the Split-Dollar Life Insurance Arrangement between Mr. Lett and the Company, dated February 8, 2001, as amended on December 16, 2003. As of December 31, 2008, these subsequently terminated agreements provided for more than two years remaining on his employment contract and split dollar life insurance survivors benefits of $723,416. The Consulting Agreement also provides for the payment of monthly consulting fees of $30,000 through March 1, 2011, and requires, subject to certain exceptions and limitations detailed within the Consulting Agreement, that Mr. Lett be available for a minimum of twenty hours per month to offer such consultation and advice and undertake special projects, as requested. Mr. Lett expects to be active in community relations and business development throughout the Company’s market areas. He will be reimbursed for related business expenses and professional and social club dues.

Change in Control Agreements

We have no Change in Control Agreements with any of the Senior Officers or with any other employees other than the provisions of the Senior Officers’ employment agreements discussed below and with certain other employees with whom we have employment agreements having similar provisions.

Indemnification Agreement

We have no indemnification agreements with any of the Senior Officers of the Company or with any other employees other than certain provisions of our bylaws, which are consistent with Florida law.

Stock Ownership Guidelines

Our Board of Directors, upon the Compensation Committee’s recommendation, adopted Distribution Guidelines for the 2004 Plan which include stock ownership expectations for our Senior Officers and certain other officers to ensure that they have a meaningful economic stake in the Company (the “Guidelines”). The Guidelines are designed to satisfy an individual Senior Officer’s need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our shareholders of management’s commitment to value creation.

The Compensation Committee will annually review each Senior Officer’s compensation and stock ownership levels for adherence to the Guidelines and to consider potential modifications of or exceptions to the Guidelines. The Guidelines currently recommend that the following Senior Officers have direct ownership of our common stock in at least the following amounts: 3 times base salary for the Chief Executive Officer and President, and 2 times base salary for each of the other Senior Officers.

The Guidelines encourage the Senior Officers to comply with the Guidelines no later than five years after the October 26, 2004 Board approval of the Guidelines or the date appointed to a position subject to the Guidelines, whichever is later.

Annual Review

The Compensation Committee will review all ownership shares of the Senior Officers covered by the Guidelines on an annual basis. The Chief Executive Officer and President is responsible for monitoring compliance with the Guidelines. Only the Compensation Committee or the Chief Executive Officer and President can approve deviations from the Guidelines.

Compensation of Senior Officers

As a result of our participation in the CPP previously described in “Compensation Committee Requirements under TARP”, the Senior Officers entered into agreements with the Company which effectively waive any provisions of their employment agreements which do not comply with executive compensation restrictions and limitations prescribed by recently enacted changes in legislation. The regulations issued and forthcoming arising from the implementation of these changes in legislation will likely require changes in certain of our compensation philosophies and may result in our inability to deduct compensation which would otherwise have been deductible under previously existing law and our inability to pay cash bonus incentive compensation to the Senior Officers.

 Chief Executive Officer

The base salary of the Chief Executive Officer, Thomas J. Longe, was $250,000 for 2008. This amount was determined and approved by the Compensation Committee during the second quarter of 2008 and commenced upon his appointment to this position on May 15, 2008. This level was deemed appropriate after considering the level of responsibilities and commitment required by the position and commensurate with the other Senior Officers. Mr. Longe spends a majority of his time on the business of the Company and is allowed to continue his outside business interests.

Mr. Longe was not eligible for a cash bonus during 2008.

The amounts included in the Stock Awards and Option Awards columns of the Summary Compensation Table below represent the compensation expense we recorded during 2008 (in compliance with SFAS 123(R) as more fully described in Note 15 to the Consolidated Financial Statements included in our Form 10-K as filed with the SEC) associated with stock option awards made to Mr. Longe during 2008 along with previously granted restricted stock awards which partially vested during 2008. Upon his appointment as Chief Executive Officer on May 15, 2008, 15,610 stock option awards with a fair value of $20,892 were granted to Mr. Longe. These awards vest over one year on the anniversary of the grant.

Mr. Longe’s non-equity incentive plan compensation is primarily comprised of the $59,991 change in value of the director deferred fee benefits described below. Other compensation is primarily comprised of Mr. Longe’s $19,200 meeting fees earned as a member of the Board of Directors prior to his appointment as Chief Executive Officer.

Chief Financial Officer and Treasurer

The base salary of the Chief Financial Officer and Treasurer, Stephen J. Gilhooly, was increased to $250,000 as of October 1, 2008. This represents a 14% increase and was determined and approved by the Compensation Committee in an interim assessment of Mr. Gilhooly’s duties, performance and to bring Mr. Gilhooly’s salary compensation in line with his level of responsibility and contributions to the Company. On April 1, 2008, his salary was initially increased to $220,000 from his 2007 salary of $210,000, representing an increase of approximately 5% in connection with his annual review and individual and departmental strategic and operational accomplishments. We believe the overall increase was fair with respect to his duties and responsibilities as well as competitive factors as discussed above.

Mr. Gilhooly was not awarded a cash bonus during 2008 based upon the Company’s failure to meet expectations established under the short-term financial goals.

The amounts included in the Option Awards column of the Summary Compensation Table below represent the compensation expense we recorded during 2008 associated with stock option grants made to Mr. Gilhooly during 2008, along with previously granted stock options which partially vested during 2008.  On March 25, 2008, 5,098 stock options with a fair value of $9,368 were granted to Mr. Gilhooly under the 2004 Plan in connection with his employment. These awards vest over five years in equal annual installments on the anniversary of the grant, in accordance with the guidelines.

Mr. Gilhooly’s other compensation is primarily comprised of the $69,172 change in value of the SERP benefits described below and fringe benefits including officer supplemental life and disability insurance, 401(k) matching contributions and personal use of a Company vehicle.

Chief Executive Officer and President of TIB Bank

The base salary of the Chief Executive Officer and President of TIB Bank, Michael D. Carrigan, was $270,000 for 2008.  His salary was initially increased to $265,000 during the second quarter of 2008. This increase was determined and approved by the Compensation Committee during the second quarter of 2008 in connection with his annual executive officer performance review and compensation evaluation, represents an increase of approximately 18% from Mr. Carrigan’s 2007 base salary and we believe fair with respect to his duties, responsibilities, contributions and achievement as well as competitive factors as discussed above. As of October 1, 2008, his base salary was further increased to $270,000, representing an additional 2% increase in base salary in connection with an interim assessment of his duties and performance.

Mr. Carrigan was not awarded a cash bonus during 2008 based upon the Company’s failure to meet expectations established under the short-term financial goals.

The amounts included in the Stock Awards and Option Awards columns of the Summary Compensation Table below represent the compensation expense we recorded during 2008 associated with restricted stock awards made to Mr. Carrigan during 2008 along with previously granted stock options and restricted stock awards which partially vested during 2008.  On March 25, 2008, 5,516 restricted stock awards with a fair value of $44,391 were granted to Mr. Carrigan in accordance with the guidelines for the 2004 Plan discussed above. These awards vest over five years in equal annual installments on the anniversary of the grant.

Mr. Carrigan’s other compensation is primarily comprised of the $86,468 change in value of the SERP benefits described below and fringe benefits including officer supplemental life and disability insurance, 401(k) matching contributions and personal use of a Company vehicle.

Chief Executive Officer and President of Naples Capital Advisors, Inc.

The base salary of the Chief Executive Officer and President of Naples Capital Advisors, Inc., Michael H. Morris, was $300,000 for 2008.  This amount was determined and approved by the Compensation Committee through arms-length negotiations with Mr. Morris in connection with the inception of his employment with us in 2007 and in connection with the Company’s acquisition of Naples Capital Advisors, Inc. We believe his base compensation to be fair with respect to the duties and responsibilities he assumed as well as competitive factors as discussed above.

Mr. Morris was not awarded a cash bonus during 2008 based upon the Company’s failure to meet expectations established under the short-term financial goals.

The amount included in the Stock Awards column of the Summary Compensation Table below represents the compensation expense we recorded during 2008 associated with restricted stock awards made to Mr. Morris during 2007 which partially vested during 2008.

Mr. Morris’s other compensation is primarily comprised of fringe benefits including officer supplemental life and disability insurance, 401(k) matching contributions and an automobile allowance.

Senior Executive Vice President and Chief Credit Officer of  TIB Bank

The base salary of the Senior Executive Vice President and Chief Credit Officer for TIB Bank, Alma R. Shuckhart, was increased to $217,000 for 2008 from her $210,000 base compensation for 2007. This amount was determined and approved by the Compensation Committee during the first quarter of 2008 and represented a 3% increase from Mrs. Shuckhart’s 2007 base salary. This level was deemed appropriate after conducting Mrs. Shuckhart’s annual review of her individual performance and achievements and we believe fair with respect to her duties, responsibilities and contributions as well as competitive factors as discussed above.

Mrs. Shuckhart was not awarded a cash bonus during 2008 based upon the Company’s failure to meet expectations established under the short-term financial goals.

The amounts included in the Stock Awards and Option Awards columns of the Summary Compensation Table below represent the compensation expense we recorded during 2008 associated with stock option awards made to Mrs. Shuckhart during 2008 along with previously granted stock options and restricted stock awards which partially vested during 2008.  On March 25, 2008, 5,611 stock option awards with a fair value of $10,308 were granted to Mrs. Shuckhart in accordance with the guidelines for the 2004 Plan discussed above. These awards vest over five years in equal annual installments on the anniversary of the grant.

Mrs. Shuckhart’s non-equity incentive plan compensation is primarily comprised of the $96,726 change in value of the SERP benefits described below and fringe benefits including officer supplemental life and disability insurance, 401(k) matching contributions and personal use of a Company vehicle.

President

The base salary of the President (retired January 30, 2009), Edward V. Lett, was $360,500 for 2008. This amount was determined and approved by the Compensation Committee during the first quarter of 2008 and represented a 3% increase from Mr. Lett’s 2006 and 2007 base salary. This level was deemed appropriate after conducting Mr. Lett’s annual review of his individual performance and achievements.

Mr. Lett was not awarded a cash bonus during 2008 based upon the Company’s failure to meet expectations established under the short-term financial goals.

The amounts included in the Stock Awards and Option Awards columns of the Summary Compensation Table below represent the compensation expense we recorded during 2008 associated with previously granted stock options and restricted stock awards which partially vested during 2008. Mr. Lett was not awarded any stock based compensation during 2008.

Mr. Lett’s non-equity incentive plan compensation was primarily comprised of the $58,960 change in value of the SERP benefits described below. Other compensation was primarily comprised of Mr. Lett’s $20,000 annual retainer as a member of the Board of Directors, officer supplemental life and disability insurance, 401(k) matching contributions and personal use of a company vehicle.

COMPENSATION COMMITTEE REPORT

The Compensation Committee held eleven meetings during 2008.  A copy of the Committee’s Charter is available on our website at www.tibfinancialcorp.com.  The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.  The Compensation Committee certifies that it has reviewed with the senior risk officer of the Company, the incentive compensation arrangements of the Senior Officers and has made reasonable efforts to insure that such arrangements do not encourage the Senior Officers to take unnecessary and excessive risks that threaten the value of the Company.

Compensation Committee
Paul O. Jones, Jr. (Chairman)
Howard B. Gutman
Marvin F. Schindler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Compensation Committee members has served as an officer or employee of the Company and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any other entity, which has an executive officer or director serving as a member of the Company’s Board of Directors.

EXECUTIVE COMPENSATION

We do not compensate any of our directors or executive officers separately from the compensation they receive from TIB Bank or Naples Capital Advisors, Inc.  The following table sets forth information concerning compensation paid by the Company during 2008 to the Company's Chief Executive Officer (and former Chief Executive Officer and President), Chief Financial Officer and to each of the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer who were executive officers at December 31, 2008 for services rendered in all capacities to the Company and its subsidiaries

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation (1) ($)	Total ($)
Thomas J. Longe Chief Executive Officer and President	2008 2007 2006	$ 166,676 - -	$ - - -	$ 51,170 - -	$ 13,165 - -	$ 59,991 - -	$ 19,200 - -	$ 310,202 - -

Stephen J. Gilhooly EVP, Chief Financial Officer and Treasurer	2008 2007 2006	225,002 210,000 147,270	- - 31,500	- - -	30,525 28,082 17,927	69,172 - -	16,081 19,528 78,869	340,780 257,610 276,566

Michael D. Carrigan Chief Executive Officer and President of TIB Bank	2008 2007 2006	265,010 218,668 186,500	- - 46,375	22,731 12,506 3,333	24,045 23,980 23,980	86,468 - -	23,070 64,768 4,144	421,324 319,922 264,332

Michael H. Morris EVP TIB Bank Chief Executive Officer and President of Naples Capital Advisors	2008 2007 2006	300,012 - -	- - -	34,973 - -	- - -	- - -	17,876 - -	352,861 - -

Alma R. Shuckhart SEVP and Chief Credit Officer of TIB Bank	2008 2007 2006	215,258 206,667 187,812	- - 37,624	10,917 9,229 3,344	17,829 16,462 17,358	96,726 132,564 63,096	10,844 11,382 6,568	351,574 376,304 315,802

Edward V. Lett (Retired 1/09) Former Chief Executive Officer and President	2008 2007 2006	360,951 350,000 350,000	- - 140,000	61,569 63,283 53,239	36,578 36,478 48,003	58,960 283,888 278,017	32,430 32,937 30,804	550,488 766,586 900,063

_______
(1)	The amounts reported represent the aggregate incremental cost to the Company of all perquisites and personal benefits provided to the Senior Officers as follows:

(a) The amount for Mr. Longe for 2008 consists of $19,200 for service on the Board of Directors prior to becoming CEO of the Company.

(b) The amount for 2008 for Mr. Gilhooly includes $5,083 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions, $3,577 in officer supplemental life and disability insurance and $7,421 in personal use of a company auto. For 2007 the amount includes $3,836 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions, $3,471 in officer supplemental life and disability insurance, approximately $4,800 in personal use of an apartment rented by TIB Bank and $7,421 in personal use of a company auto.  For 2006 the amount includes, $1,000 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions, $2,279 in officer supplemental life and disability insurance, $3,078 in personal use of a company auto, $7,261 in personal use of an apartment rented by TIB Bank and $66,251 in reimbursement of moving expenses in connection with the commencement of his employment with the Company.

(c) The amount for Mr. Carrigan for 2008 includes $5,000 retainer for service on the Board of Directors, $5,576 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions, $4,242 officer supplemental life and disability insurance, $962 in personal use of a company auto and $7,290 country club dues. For 2007 the amount includes $5,125 matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions, $3,217 officer supplemental life and disability insurance, $1,259 in personal use of a company auto, $12,650 in reimbursement for housing expenses after his relocation and $5,336 for the associated tax gross-up and $37,181 in reimbursement of moving expenses in connection with his relocation to Southwest Florida.  The amount in 2006 includes matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions and officer supplemental life and disability insurance.

(d) The amount for Mr. Morris for 2008 includes $5,750 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions, $3,726 in officer supplemental life and disability insurance and $8,400 for auto allowance.

(e) The amount for Mrs. Shuckhart for 2008 consists of $1,491 in personal use of a company auto, $5,750 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions and $3,603 in officer supplemental life and disability insurance.  The amount in 2007 consists of $1,437 in personal use of a company auto, $5,511 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions and $4,434 in officer supplemental life and disability insurance. The amount in 2006 consists of personal use of a company auto, matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions and officer supplemental life and disability insurance.

(f) For Mr. Lett the amount for 2008 consists of the $20,000 retainer for service on the Board of Directors, $3,400 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions, $8,372 in officer supplemental life and disability insurance and $658 in personal use of a company auto.  For 2007 the amount consists of $20,000 retainer for service on the Board of Directors, $3,825 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions, $8,080 in officer supplemental life and disability insurance and $1,032 in personal use of a company auto. For 2006 the amount consists of $20,000 retainer for service on the Board of Directors, $700 in matching contributions to TIB Bank’s Employee Stock Ownership Plan with 401(k) provisions, $7,652 in officer supplemental life and disability insurance and $2,452 in personal use of a company auto.

(2)	The amounts reported as Non-Equity Incentive Plan Compensation represent activity related to nonqualified deferred compensation provisions as follows:

(a)	The amount for Mr. Longe represents activity related to the provisions of the director deferred fee agreement discussed under compensation of directors.

(b)	The amount for Messrs. Lett, Gilhooly and Carrigan and Mrs. Shuckhart represent activity related to the provisions of the salary continuation agreements discussed below.

The amount of salary and bonus in proportion to total compensation for each of our named executive officers was 54% in the case of Mr. Longe, 66% in the case of Messrs. Lett and Gilhooly, 63% in the case of Mr. Carrigan, 85% in the case of Mr. Morris and 61% in the case of Mrs. Shuckhart.

Salary Continuation Agreements

TIB Bank has entered into a Salary Continuation Plan with certain of its executive officers. The plan is a nonqualified deferred compensation arrangement that is designed to provide supplemental retirement income benefits to participants.  Upon termination of employment on or after normal retirement at age 65, the participant will receive a monthly retirement income benefit equal to 43% of the highest annual base salary in the three years immediately preceding termination of employment in the case of Mr. Lett and Mrs. Shuckhart and 40% for Messrs. Gilhooly and Carrigan.  Mr. Lett and Mrs. Shuckhart are vested 100% in the benefit accrual balance.  For Messrs. Gilhooly and Carrigan, the amount of the benefit vests 10% each year starting December 31, 2008 and is fully vested on or after December 31, 2017. Upon termination of employment prior to the normal retirement age, the participant will receive future annual payments subsequent to retirement age based upon the vested portion of the accrual balance, plus interest from the date of termination of employment to commencement of payments. If employment is terminated due to death or permanent disability prior to normal retirement age, the participant, or beneficiary in the event of death, will receive the full accrual balance for the year ending immediately prior to termination of employment.  If the participant is actively employed by TIB Bank at the time of a change of control, the participant will receive a full retirement benefit based on a re-projection of what the normal retirement benefit would have been.  The re-projected benefit will be 43% in the case of Mr. Lett and Mrs. Shuckhart and 40% in the case of Messrs. Gilhooly and Carrigan of the highest base salary in the three years immediately preceding termination of employment increased annually by 4% until their normal retirement date.  If the participant dies after the commencement of benefits but before all benefits are paid, the participant’s beneficiary will receive the remaining benefits at the same time and in the same amounts that would have been paid to the participant had the participant survived.  If the participant is entitled to benefit payments under the plan but dies prior to the commencement of payments, the participant’s beneficiary will receive the benefits commencing on the first day of the month following the participant’s death in the case of Mr. Lett and Mrs. Shuckhart and the first day of the third month in the case of Messrs. Gilhooly and Carrigan.

The agreements for all participants were amended effective December 31, 2008 primarily to conform such agreements to the requirements of Section 409A of the Code and related regulations.  In connection with these changes Mr. Lett executed an agreement electing to receive a lump sum distribution in 2009 of the amount vested, accrued and earned through December 31, 2008.

Based upon current salary levels, with no assumed increases, the annual normal retirement benefit at commencement would be as follows:

	Commencement Date	Annual Retirement Benefit at Commencement
Thomas J. Longe	-	$-
Stephen J. Gilhooly	5/1/17	100,000
Michael D. Carrigan	6/2/16	108,000
Michael H. Morris	-	-
Alma R. Shuckhart	6/3/14	93,310
Edward V. Lett (1)	11/24/10	155,015

(1) As described above, pursuant to the provisions of the December 31, 2008 amendment to his deferred compensation agreement, Mr. Lett elected to terminate future benefits associated with his agreement and receive a lump sum distribution of the accrued balance associated with his vested benefit in January 2009.

In connection with the plan, TIB Bank has purchased single premium life insurance on several of the participants in order to finance the plan expenses and to also provide a split dollar life insurance benefit.  Under the split dollar arrangement, the insured participant may name the beneficiary of an amount of life insurance equal to 60% of the policy death benefit in excess of the policy’s cash value at the time of the participant’s death.  At any time prior to a change in control, TIB Bank may amend or terminate the arrangement.  Following a change of control, the policy (or an equivalent replacement) and the split dollar arrangement will remain in place for the remainder of the participant’s life unless terminated by mutual agreement of the participant and TIB Bank.  If the participant terminates employment (other than following a change of control), the split dollar arrangement terminates and the participant will have no further interest in the life insurance policy.  As discussed under “Compensation of Directors”, Mr. Longe was awarded 10,406 restricted shares and his split-dollar life insurance benefits were terminated by us on July 25, 2005, and we became the sole beneficiary of the related life insurance policy. The cash values of these policies are carried as an asset on our financial statements.  Information relative to these policies is shown below:

	Insurance policy premium paid by TIB Bank	Cash value at December 31, 2008	Officer survivor’s benefit at December 31, 2008	Imputed income of insurance coverage included in officer’s 2008 taxable wages
Thomas J. Longe	$400,000	$552,317	$-	$-
Stephen J. Gilhooly	-	-	-	-
Michael D. Carrigan	-	-	-	-
Michael H. Morris	-	-	-	-
Alma R. Shuckhart	770,000	990,552	734,252	1,339
Edward V. Lett (1)	1,170,000	1,637,249	723,416	2,720

(1)
As described in the section entitled “Consulting Agreement” above, upon his retirement and entering into the consulting agreement, Mr. Lett’s split dollar life insurance benefits terminated on January 30, 2009.

Nonqualified Deferred Compensation Table

The table below details the activity related to nonqualified deferred compensation.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals ($)	Aggregate Balance at Last Fiscal Year End ($)
Thomas J. Longe (1)	$40,000	$-	$19,991	$-	$329,489
Stephen J. Gilhooly (2)	-	64,647	4,525	-	69,172
Michael D. Carrigan (2)	-	80,811	5,657	-	86,468
Michael H. Morris	-	-	-	-	-
Alma R. Shuckhart (2)	-	67,452	29,274	-	447,477
Edward V. Lett (2), (3)	-	-	58,960	-	1,083,202

(1)	The amounts reported represent the nonqualified deferred compensation to Mr. Longe under the director deferred fee plan discussed under compensation to directors.

(2)
The amounts reported represent the supplemental retirement benefits provided to the executives under the nonqualified deferred compensation provisions of the salary continuation agreements discussed above.

(3)
As described above, pursuant to the provisions of the December 31, 2008 amendment to his deferred compensation agreement, Mr. Lett elected to terminate future benefits associated with his agreement and receive a lump sum distribution of the accrued balance at the last fiscal year end during January 2009.

Stock Options

We have one compensation plan under which shares of our Common Stock are issuable.  This is our 2004 Plan, which was approved by our Board of Directors and shareholders in 2004.

Previously we had granted stock options under our 1994 Incentive Stock Option Plan and Nonstatutory Stock Option Plan as amended and restated as of August 31, 1996 which terminated on March 22, 2004.  The following sets forth certain information regarding these plans.

Equity Compensation Plan Information

The following table sets forth information with respect to our equity compensation plans as of March 31, 2009.
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	606,179	(1)	$9.12	306,593	(2)
Equity compensation plans not approved by security holders (3)	84,399		$8.92	-
Total	690,578		$9.09	306,593
_______
(1)	Consists of options issued under the 1994 Incentive Stock Option Plan and the 2004 Plan.
(2)	Consists of shares available for issuance under the 2004 Plan.
(3)
Consists of options issued in exchange for options to purchase common stock of The Bank of Venice pursuant to the relevant terms of the merger agreement between TIB Financial Corp. and The Bank of Venice.

Grants of Plan-Based Awards Table

The following table sets forth information regarding all incentive plan awards of stock option grants and restricted stock awards that were made to our named executive officers during 2008.
Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Thomas J. Longe	05/15/08		-	15,610	$6.14	$20,892
Stephen J. Gilhooly	03/25/08		-	5,098	8.04	9,368
Michael D. Carrigan	03/25/08	(a)	5,516	-	-	44,391
Michael H. Morris	-		-	-	-	-
Alma R. Shuckhart	03/25/08		-	5,611	8.04	10,308
Edward V. Lett	-		-	-	-	-
_______
(a)	The closing market price on March 25, 2008, the grant date for these restricted stock awards, was $8.04 per share.

Option Exercises and Stock Vested Table

The following table sets forth information with respect to our named executive officers concerning stock options exercised and restricted stock vested in 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Thomas J. Longe	-	$ -	1,388 2,081	$ 10,150 12,322

Stephen J. Gilhooly	-	-	-	-

Michael D. Carrigan	-	-	139 342 235 417	785 2,531 1,548 2,518

Michael H. Morris	-	-	4,047	18,844

Alma R. Shuckhart	-	-	139 208 235 171	785 1,256 1,548 1,344

Edward V. Lett	-	-	2,772 748 882	13,641 5,851 5,810

_______

(1)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Outstanding Equity Awards At Fiscal Year-End Table

The following table sets forth information on outstanding options and stock awards held by our named executive officers at December 31, 2008.  For option awards, the table discloses the exercise price and the expiration date.  For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

	Options Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Thomas J. Longe	10,406	-	$6.47	5/22/2011	-	$ -
	-	15,610 (1)	6.14	5/15/2018	-	-
	- -	- -	- -		4,160 (2) 2,774 (3)	18,304 12,206

Stephen J. Gilhooly	10,407 859	15,609 (4) 3,435 (5) 5,098 (6)	$14.17 14.68 8.05	4/18/2016 4/5/2017 3/25/2018	- - -	$ - - -

Michael D. Carrigan	16,652	24,972 (7)	$10.94	2/9/2014	-	$ -
	4,995	3,330 (8)	12.13	1/25/2015	-	-
	-	-	-		705 (9)	3,102
	- - - -	- - - -	- - - -		414 (10) 1,366 (11) 1,664 (12) 5,516 (13)	1,822 6,010 7,322 24,270

Michael H. Morris	-	-	-		8,091 (14)	$35,600

Alma R. Shuckhart	2,082	2,080 (15)	$5.05	11/28/2010	-	$ -
	8,326	16,648 (16)	5.96	3/26/2012	-	-
	4,995	3,330 (8)	12.13	1/25/2015	-	-
	-	5,611 (17)	8.05	3/25/2018	-	-
	- - - -	- - - -	- - - -		705 (9) 414 (18) 682 (19) 832 (20)	3,102 1,822 3,005 3,661

Edward V. Lett	10,406 (21)	20,812 (22)	$12.13	1/25/2015	-	$ -
	- -	- -	- -		1,761 (23) 1,494 (24)	7,748 6,574

(1)        These stock options were granted on May 15, 2008 and vest on May 15, 2009.

(2)        These restricted stock awards were granted on July 28, 2005 and vest as follows: 2,080 on July 28, 2009 and
             2,080 on July 28, 2010.

(3)        These restricted stock awards were granted on April 24, 2007 and vest as follows: 1,387 on April 15, 2009 and 1,387 on April 15, 2010.

(4)	These stock options were granted on April 18, 2006 and vest as follows: 5,203 on April 18, 2009, 5,203 on April 18, 2010 and 5,203 on April 19, 2011.

(5)	These stock options were granted on April 5, 2007 and vest as follows: 859 on April 5, 2009, 859 on April 5, 2010, 859 on April 5, 2011 and 858 on April 5, 2012.

(6)	These stock options were granted on March 25, 2008 and vest as follows: 1,020 on March 25, 2009, 1,020 on March 25, 2010, 1,020 on March 25, 2011, 1,019 on March 25, 2012, and 1,019 on March 25, 2013.

(7)
These stock options were granted on February 9, 2004 and vest as follows:  4,162 on February 9, 2009, 4,162 on February 9, 2010, 4,162 on February 9, 2011, 4,162 on February 9, 2012 and 8,324 on February 9, 2013.

(8)	These stock options were granted on January 25, 2005 and vest as follows: 1,665 on January 25, 2009, and 1,665 on January 25, 2010.

(9)	These restricted stock awards were granted on March 3, 2006 and vest as follows: 235 on March 3, 2009, 235 on March 3, 2010 and 235 on March 3, 2011.

(10)	These restricted stock awards were granted on October 25, 2006 and vest as follows: 138 on October 25, 2009, 138 on October 25, 2010 and 138 on October 25, 2011.

(11)	These restricted stock awards were granted on April 9, 2007 and vest as follows: 343 on April 9, 2009, 341 on April 9, 2010, 341 on April 9, 2011 and 341 on April 9, 2012.

(12)	These restricted stock awards were granted on May 22, 2007 and vest as follows: 416 on May 22, 2009, 416 on May 22, 2010, 416 on May 22, 2011 and 416 on May 22, 2012.

(13)
These restricted stock awards were granted on March 25, 2008 and vest as follows: 1,103 on March 25,   2009, 1,104 on March 25, 2010, 1,103 on March 25, 2011, 1,103 on March 25, 2012, and 1,103 on March  25, 2013.

(14)         These restricted stock awards were granted on November 30, 2007 and vest as follows:  4,046 on
                November 30, 2009, and 4,045 on November 30, 2010.

(15)	These stock options were granted on November 28, 2000 and vest as follows: 2,080 on November 28, 2009.

(16)	These stock options were granted on March 26, 2002 and vest as follows: 4,162 on March 26, 2009, 4,162 on March 26, 2010 and 8,324 on March 26, 2011.

(17)	These stock options were granted on March 25, 2008 and vest as follows: 1,123 on March 25, 2009, 1,122 on March 25, 2010, 1,122 on March 25, 2011, 1,122 on March 25, 2012, and 1,122 on March 25, 2013.

(18)	These restricted stock awards were granted on October 24, 2006 and vest as follows: 138 on October 24, 2009, 138 on October 24, 2010 and 138 on October 24, 2011.

(19)	These restricted stock awards were granted on April 6, 2007 and vest as follows: 171 on April 6, 2009, 171 on April 6, 2010, 170 on April 6, 2011 and 170 on April 6, 2012.

(20)	These restricted stock awards were granted on May 22, 2007 and vest as follows: 208 on May 22, 2009, 208 on May 22, 2010, 208 on May 22, 2011 and 208 on May 22, 2012.

(21)	Mr. Lett retired as President of TIB Financial Corp on January 30, 2009. These options will expire on April 30, 2009.

(22)	These options vested on January 25, 2009. Mr. Lett retired as President of TIB Financial Corp on January 30, 2009. These options will expire on April 30, 2009.

(23)	These restricted stock awards were granted on March 3, 2006 and vesting was accelerated to occur upon Mr. Lett’s retirement on January 30, 2009.

(24)	These restricted stock awards were granted on April 2, 2007 and vesting was accelerated to occur upon Mr. Lett’s retirement on January 30, 2009

Employment Agreements

The Company and TIB Bank have entered into employment agreements with each of Mr. Carrigan and Mrs. Shuckhart for a term of three years and with Mr. Gilhooly for a term of two years.  TIB Bank and Naples Capital Advisors, Inc. have entered into an employment agreement with Mr. Morris for a term of three years. Primarily to achieve compliance with Section 409A of the Internal Revenue Code, these agreements were amended and restated effective January 1, 2009.  The agreements provide for a base salary, discretionary bonuses as approved by the Board of Directors and the Compensation Committee, and such other benefits as provided by the Company and its subsidiaries to their employees generally. The agreements also provide that the executives will receive severance benefits if, prior to their respective agreement's expiration, we voluntarily terminate employment “without cause” (as defined in the agreements) or he or she terminates his employment for “good reason absent a change in control” (as defined in the agreements) (collectively, “Early Termination”). In the event of Early Termination, the executives would be entitled to severance payments consistent with our normal payroll payment dates for a period of two years in the case of Mrs. Shuckhart and Messrs. Gilhooly, Carrigan and Morris (except three years for good reason in the case of Mr. Morris) at amounts totaling an annual sum equal to the greater of (i) a continuation of the base salary in effect at the time of termination, or (ii) a higher base salary paid anytime during the 36 months preceding the time of termination. The executives would also receive an annual amount, during the same period described above, which equals the amount of any incentive cash bonus payment paid during the year prior to termination. Additionally, we would pay any unpaid base salary due to the executives at the time of termination and pay for continuation of health care benefits following termination for up to 18 months. The employment agreements also contain confidentiality provisions and covenants not to solicit employees or clients during the employment term and for periods following termination of employment during which the executive is receiving any salary continuation payments from us. If after a change in control, the executive’s employment is terminated by the Company (or successor thereto) or the executive terminates employment for “good reason with a change in control” (as defined in the agreements) the executive is entitled to receive a lump sum payment equal to two times the average base annual salary received by the executive during the three year period prior to such termination.  In addition, if the payment imposes any excise tax on the executive under Section 280G of the Internal Revenue Code of 1986, then we are required to make an additional payment to the executive such that, after such payment, the executive would be reimbursed in full for such excise tax payment.

As a result of our participation in the CPP previously described in “Compensation Committee Requirements under TARP”, the Senior Officers entered into agreements with the Company which effectively waive any provisions of their employment agreements which do not comply with executive compensation restrictions and limitations prescribed by recently enacted legislation. As a result of our participation in the CPP, any severance and change in control payments, cash incentive bonus payments, and stock option grants to the Senior Officers are subject to the guidelines and requirements of the CPP program as long as the United States Treasury has an ownership in the Company.

As described in the section entitled “Consulting Agreement” above, upon his retirement and entering into the consulting agreement, Mr. Lett’s employment agreement terminated on January 30, 2009.

The following are the estimated payments that would have been provided to each of the named executive officers if the executive officer’s employment was terminated on December 31, 2008 or a change in control of the Company had taken place on December 31, 2008:

Benefits and Payments Upon Termination	Termination By the Company Without Cause (1)	Termination By Employee for Good Reason Absent a Change in Control (1)	Change In Control	Death (2)	Disability
Thomas J. Longe
Salary and Bonus	$-	$-	$-	$-	$-
Accelerated Restricted Stock Vesting	-	-	30,514	30,514	-
Accelerated Option Vesting	-	-	-	-	-
SERP Benefits	-	-	-	-	-
Other Benefits	-	-	-	-	-
Tax Gross-Up	-	-	-	-	-
Total	$-	$-	$30,514	$30,514	$-

Stephen J. Gilhooly
Salary and Bonus	$500,000	$500,000	$430,001	$-	$20,833
Accelerated Restricted Stock Vesting	-	-	-	-	-
Accelerated Option Vesting	-	-	-	-	-
SERP Benefits	-	-	482,260	-	-
Other Benefits	10,446	10,446	-	-	-
Tax Gross-Up	-	-	215,042	-	-
Total	$510,446	$510,446	$1,127,303	$-	$20,833

Michael D. Carrigan
Salary and Bonus	$540,000	$540,000	$446,785	$-	$22,500
Accelerated Restricted Stock Vesting	-	-	42,530	42,530	-
Accelerated Option Vesting	-	-	-	-	-
SERP Benefits	-	-	517,131	-	-
Other Benefits	21,514	21,514	-	-	-
Tax Gross-Up	-	-	244,677	-	-
Total	$561,514	$561,514	$1,251,123	$42,530	$22,500

Michael H. Morris
Salary and Bonus	$600,000	$900,000	$600,024	$-	$25,000
Accelerated Restricted Stock Vesting	-	-	35,609	35,609	-
Accelerated Option Vesting	-	-	-	-	-
SERP Benefits	-	-	-	-	-
Other Benefits	33,072	33,072	-	-	-
Tax Gross-Up	-	-	-	-	-
Total	$633,072	$933,072	$635,633	$35,609	$25,000

Alma R. Shuckhart
Salary and Bonus	$217,000	$434,000	$406,491	$-	$18,083
Accelerated Restricted Stock Vesting	-	-	11,594	11,594	-
Accelerated Option Vesting	-	-	-	-	-
SERP Benefits	-	-	332,735	-	-
Other Benefits	10,330	10,330	-	734,252	-
Tax Gross-Up	-	-	173,698	-	-
Total	$227,330	$444,330	$924,518	$745,846	$18,083

Edward V. Lett (3)
Salary and Bonus	$1,081,500	$1,081,500	$1,060,951	$-	$30,042
Accelerated Restricted Stock Vesting	-	-	14,331	14,331	-
Accelerated Option Vesting	-	-	-	-	-
SERP Benefits	-	-	-	-	-
Other Benefits	32,727	32,727	-	723,416	-
Tax Gross-Up	-	-	-	-	-
Total	$1,114,227	$1,114,227	$1,075,282	$737,747	$30,042

_______
(1)	The amounts reported as other benefits in this column relate to reimbursement for continued health insurance coverage.
(2)	The amounts associated with the caption “Other Benefits” relate to the life insurance policies discussed above and represent the survivors’ benefit as of December 31, 2008.
(3)	The amounts presented for Mr. Lett were pursuant to the terms of his employment agreement which was terminated on January 30, 2009 as described above in the section entitled “Consulting Agreement”.

PROPOSAL NUMBER 2 - ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009, signed into law on February 17, 2009, includes a provision requiring Capital Purchase Program (“CPP”) participants, during the period in which any obligation arising from assistance provided under the CPP remains outstanding, to permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the Securities and Exchange Commission. This requirement applies to any proxy, consent, or authorization for an annual or other meeting of the participant’s stockholders. Under this legislation, the stockholder vote is not binding on the board of directors of the CPP participant, and may not be construed as overruling any decision by the participant’s board of directors.

Therefore, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve TIB Financial Corp.’s executive compensation policies and procedures as described above under “Compensation Discussion and Analysis” and tabular disclosure of executive compensation in the Proxy Statement and related material. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s executive pay program.

The purpose of TIB Financial Corp.’s compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of stockholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “For” the proposal.

What are stockholders being asked to approve?

Stockholders are being asked to approve the following advisory (non-binding) resolution:

“Resolved, that the holders of common stock of TIB Financial Corp. approve the compensation of the Company’s executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Is the stockholder vote binding on the Company?
This is an advisory vote only, and neither the Company nor the Board of Directors will be bound to take action based upon the outcome. The Compensation Committee will consider the vote of the stockholders when considering future executive compensation arrangements.

What Is The Board’s Recommendation On Voting On This Proposal?

The Board unanimously recommends that our stockholders vote “For” this Proposal.

COMPENSATION OF DIRECTORS

In 2008, all of the members of the Board of Directors of the Company who are not employees of our subsidiaries received a quarterly retainer of $5,000 and $750 for attending each of the 12 regular board meetings, for a total of up to $29,000 annually.  Directors who are officers of the Company received only the $5,000 quarterly retainer while serving in the capacity as both Directors and officers simultaneously.  The Chairman of the Board received an additional  $5,000 quarterly retainer, and the meeting fees for attending each of the four regular board meetings prior to becoming Chief Executive Officer for a total of up to $43,000 annually. The Chairman of the audit committee received an additional $4,375 quarterly retainer for a total of up to $46,500 annually. The Chairman of the corporate governance and nominating committee and lead director received an additional $5,000 quarterly retainer for a total of up to $49,000 annually.  The Chairman of the compensation committee received an additional $3,750 quarterly retainer for a total of up to $44,000 annually. The Chairman of the strategic planning and marketing committee received an additional $2,500 quarterly retainer for a total of up to $39,000 annually. Committee members received additional meeting fees of $600 per committee meeting attended.

On July 28, 2005, we awarded 10,406 restricted shares under our 2004 Plan to each of our six non-employee directors.  Each award vests as to 2,082 shares the first year and 2,081 shares each year for the following four years, subject to accelerated vesting upon a change in control of the Company (as defined in the Plan) or the death of the director.  The split-dollar life insurance benefits for the six non-employee directors were terminated by us on July 25, 2005, and we became the sole beneficiary of the related life insurance policies.

           TIB Bank maintains a fee deferral plan for directors of TIB Bank who elect to participate.  The plan is a nonqualified deferred compensation arrangement that is designed to provide supplemental retirement income benefits to participants.  The participant may defer some or all of the annual retainer and board meeting fees into the plan.  The balance in the participant’s deferral account grows during the period prior to termination of service as a director, at a rate determined annually based on a calculation as defined in the agreement which produced a rate of 7% for 2008.  At various triggering events, TIB Bank will pay benefits to the participant in cash from the general assets of TIB Bank based on the value of the deferral account at that time.  The total fee deferred in 2008 by the four directors participating in the plan was $112,250.  In December 2008, the Company entered into Amended and Restated Deferred Fee Agreements with these four directors.  The agreements were amended to bring them into compliance with section 409A of the Internal Revenue Code.  In connection with these changes each director elected to receive a lump sum distribution in 2009 of the amount vested accrued and earned through December 31, 2008.

Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Bradley Boaz (1)	$4,833	$202	$-	$-	$-	$5,035
Richard Bricker	62,700	51,170	-	-	-	113,870
Howard Gutman (2)	38,717	6,527	-	-	-	45,244
Paul Jones	22,800	51,170	-	43,250	13,236	130,456
John Parks (2)	63,900	37,749	2,207	-	13,953	117,809
Marvin Schindler (2)	45,800	37,749	2,207	-	-	85,756
Otis Wallace (2)	12,000	37,749	2,207	29,000	12,912	93,868
_______
(1)	Restricted Stock Awards with fair values of $6,150 were granted to Mr. Boaz upon his appointment to the Board of Directors during 2008.
(2)
Restricted Stock Awards with fair values of $29,040 were granted to Mr. Gutman upon his election to the Board of Directors and to Messrs. Parks, Schindler and Wallace upon their reelection to the Board of Directors during 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of the executive officers and directors of the Company and the Banks and our principal shareholders and affiliates of such persons have, from time to time, engaged in banking transactions with the Banks and are expected to continue such relationships in the future.  All loans or other extensions of credit made by the Banks to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectibility or present other unfavorable features.

Mr. Longe’s brother-in-law is a 25% owner of a company to which we paid $256,270 during 2008 for the lease of a bank branch.

Our Board of Directors has adopted a written policy with respect to related party transactions.  For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect interest, other than (i) transactions available to all employees or customers generally, (ii) transactions involving less than $5,000 when aggregated with all similar transactions, or (iii) loans made by the Banks in the ordinary course of business, on substantially the same terms, including rates and collateral as those prevailing at the time for comparable loans with persons not related to the Banks, and not involving more than a normal risk of collectibility or presenting other unfavorable features.

Under the policy, any related party transaction may be consummated or may continue only if (i) our Audit Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, (ii) the transaction is approved by the disinterested members of our Board of Directors, or (iii) the transaction involves compensation that has been approved by our Compensation Committee. The current policy was formalized and adopted in March 2007.

MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding our shares of common stock owned as of the record date (i) by each person who beneficially owned more than 5% of the shares of the common stock, (ii) by each of our directors, (iii) by each of our named executive officers, and (iv) by all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
5% Shareholders
W. Kenneth Meeks (3) P.O. Box 209 Islamorada, FL 33036	921,777	6.2%
Banc Fund VI, L.P. (4) Banc Fund VII, L.P. Banc Fund VIII, L.P. 20 North Wacker Drive, Suite 3300 Chicago, Illinois 60606	802,025	5.4%
Directors
Bradley A. Boaz (5)	1,274	*
Richard C. Bricker, Jr. (6)	28,093	*
Howard B. Gutman (7)	167,282	1.1%
Paul O. Jones, Jr., M.D.(8)	25,602	*
Edward V. Lett (9)	203,010	1.4%
Thomas J. Longe (10)	97,274	*
John G. Parks, Jr. (11)	36,644	*
Marvin F. Schindler (12)	59,074	*
Otis T. Wallace (13)	47,009	*
Named Executive Officers
Thomas J. Longe (10)	97,274	*
Stephen J. Gilhooly (14)	20,427	*
Michael D. Carrigan (15)	46,965	*
Michael H. Morris (16)	19,494	*
Alma R. Shuckhart (17)	68,145	*
Edward V. Lett (9)	203,010	1.4%
All directors and executive officers as a group (13 persons)	820,292	5.5%
_______
*	Percent share ownership is less than 1% of total shares outstanding.

(1)
Except as otherwise indicated, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.  Information relating to beneficial ownership of the shares is based upon “beneficial ownership” concepts set forth in the rules promulgated under the Securities and Exchange Act of 1934, as amended.  Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power” with respect to such security.  A person may be deemed to be the “beneficial owner” of a security if that person also has the right to acquire beneficial ownership of such security within 60 days.  Under the “beneficial ownership” rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest.  The information as to beneficial ownership has been furnished by the respective persons listed in the above table.

(2)
Based on 14,602,069 shares outstanding as of March 31, 2009 plus 231,457 shares not outstanding but which are subject to granted but unexercised options providing the holders the right to acquire shares within 60 days through the exercise of the options.

(3)	Includes (a) 309,220 shares held jointly with his spouse, (b) 33,088 shares held by his spouse and her IRA and (c) 12,957 shares held by his IRA.

(4)	Based on information set forth in a Schedule 13G/A dated February 13, 2009.

(5)	Includes 1,274 unvested restricted shares as to which he exercises voting control.

(6)
Includes (a) 624 shares held in his IRA account, (b) 10,406 shares representing exercisable options and (c) 6,934 unvested restricted shares as to which he exercises voting control. Of the total hereon, 6,734 are pledged as security.

(7)
Includes (a) 18,580 shares and 18,581 shares representing exercisable warrants held jointly with spouse, (b) 2,080 shares held in his IRA account, (c) 4,161 unvested restricted shares as to which he exercises voting control and (d) 61,940 shares and 61,940 shares representing exercisable warrants held by Premier Insurance, LLC.  He is sole shareholder of HBG Insurance, Inc., a member of Premier Insurance,LLC and is the Managing Member of Premier Insurance.  He disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(8)
Includes (a) 4,843 shares to which he shares beneficial ownership with his spouse, (b) 9,087 shares representing exercisable options and (c) 6,934 unvested restricted shares as to which he exercises voting control.

(9)	Includes (a) 166,424 shares held jointly with his spouse, (b) 154 shares held jointly with Sally D. Howard and (c) 30,909 shares representing exercisable options.

(10)
Includes (a) 3,537 shares in the Patrick J. Longe Revocable Trust, (b) 32,278 shares in the Patrick J. Longe Roth IRA, (c) 520 shares held by spouse in custody for Andrew T. Longe, (d) 9,718 shares held in his IRA, (e) 26,015 shares representing exercisable options and (f) 6,934 unvested restricted shares as to which he exercises voting control.

(11)
Includes (a) 13,037 shares held jointly with his spouse, (b) 4,161 shares held in his spouse’s IRA, (c) 3,120 shares held in his IRA, (d) 1,249 shares representing exercisable options and (e) 8,322 unvested restricted shares as to which he exercises voting control.

(12)	Includes (a) 22,446 shares held jointly with his spouse, (b) 1,249 shares representing exercisable options and (c) 8,322 unvested restricted shares as to which he exercises voting control.

(13)
Includes (a) 16,049 shares held jointly with his spouse, (b) 4,176 shares held in his spouse’s SEP IRA, (c) 3,850 shares representing exercisable options and (d) 8,322 unvested restricted shares as to which he exercises voting control.

(14)	Includes (a)18,347 shares representing exercisable options and (b) 2,080 shares held by his IRA.

(15)
Includes (a) 4,161 shares held jointly with his spouse, (b) 4,161 shares held by his IRA, (c) 27,473 shares representing exercisable options and (d) 8,326 unvested restricted shares as to which he exercises voting control.

(16)
Includes (a) 2,155 shares fully vested in his individual ESOP account, (b) 9,248 shares fully vested in the Michael H. Morris Trust and (c) 8,091 unvested restricted shares as to which he exercises voting control.

(17)
Includes (a) 30,093 shares held jointly with her spouse, (b) 11,940 shares fully vested in her individual ESOP account, (c) 22,350 shares representing exercisable options and (d) 2,399 unvested restricted shares as to which she exercises voting control.

CORPORATE GOVERNANCE AND
NOMINATION COMMITTEE

We have established a nominating committee of the Board of Directors, which consists of Messrs. Bricker (Chairman), Jones, and Wallace.  Each of these individuals is an independent director as defined under the rules of the National Association of Securities Dealers. The Corporate Governance and Nomination Committee held eight meetings during 2008.

The Corporate Governance and Nomination Committee operates pursuant to a written charter under which it exercises general oversight of the governance of the Board of Directors by developing and recommending to the Board, Corporate Governance Policies and Guidelines applicable to us and monitoring our compliance with these policies and guidelines.  A copy of the charter is available on our website at www.tibfinancialcorp.com.  The Board believes such Corporate Governance Policies and Guidelines are consistent with sound corporate governance practices, ethical business conduct, and financial transparency; will represent the majority interests of the shareholders; and will comply with applicable legal, regulatory and other requirements.  The Committee has the exclusive right to recommend candidates for election as directors to the Board.  Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experience, their business and social perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment.  In addition, candidates must be aware of the directors vital part in our good corporate citizenship and corporate image, have time available for meetings and consultation on our matters, and be willing to assume broad, fiduciary responsibility.  Qualified candidates for membership on the Board will be considered without regard to age, race, color, religion, sex, ancestry, national origin or disability.  The Corporate Governance and Nomination Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and the independent directors on the committee recommend to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders.  The slate must be approved by a majority of the independent directors as defined under the rules of the National Association of Securities Dealers.  The Corporate Governance and Nomination Committee will consider director candidates recommended by shareholders, provided the recommendation is in writing and delivered to the Chief Executive Officer and President at our principal executive offices not later than the close of business on the 120th day prior to the first anniversary of the date on which we first mailed our proxy materials to shareholders for the preceding year’s annual meeting of shareholders.  The nomination and notification must contain the nominee’s name, address, principal occupation, total number of shares owned, consent to serve as a director, and all information relating to the nominee and the nominating shareholder as would be required to be disclosed in solicitation of proxies for the election of such nominee as a director pursuant to the Securities and Exchange Commission’s proxy rules.  The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

Our Board has adopted a formal process by which shareholders may communicate with the Board.  Shareholders who wish to communicate with the Board may do so by sending written communications addressed to our Board of Directors at 599 9th Street North, Suite 101, Naples, Florida 34102-5624, attention: Ms. Vicki L. Walker, Secretary.  All communications will be compiled by the Chief Executive Officer and President and submitted to the members of the Board.

We have a policy that requires directors who are up for election at an annual meeting to attend the annual meeting, unless excused from attending the meeting for a reason approved by a majority of the Board.  Seven of the eight then members of the Board attended last year’s Annual Meeting.

Corporate Governance and Nomination Committee
Richard C. Bricker Jr. (Chairman)
Paul O. Jones Jr.
Otis T. Wallace

AUDIT COMMITTEE REPORT

We have established an audit committee of the Board of Directors which consists of Messrs. Parks, Wallace and Schindler, each of whom meets the requirement of an independent director as defined under the rules of the National Association of Securities Dealers.  The Board of Directors has determined that Mr. Parks qualifies as an “audit committee financial expert.”  The Audit Committee of the Board is responsible for providing independent, objective oversight and review of our accounting functions and internal controls.  The Audit Committee is governed by a written charter adopted and approved by the Board of Directors.  A copy of the Audit Committee’s Charter is available on our website at www.tibfinancialcorp.com. The Audit Committee held eleven meetings during 2008.

The responsibilities of the Audit Committee include recommending to the Board an accounting firm to serve as our independent accountants.  The Audit Committee reviews our financial statements and internal accounting policies and controls; reviews with the independent accountants the scope of their engagement and all material matters relating to financial reporting and accounting procedures of the Company; as members of the Board of Directors, reviews at regular meetings of the Board, loan portfolio information, with particular attention given to classified loans, loans past due, non-performing loans and trends regarding the same; and reviews reports of examination by regulatory authorities.  The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with our management, internal audit personnel and the independent accountants regarding the following:

•	the plan for, and the independent accountants’ report on, each audit of our financial statements, and

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements, and recent developments in accounting rules.

This year, the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter.  The Audit Committee also considered and concluded that the independent auditor’s provision of non-audit services in 2008 was compatible with applicable independence standards.

The Audit Committee is responsible for recommending to the Board that our financial statements be included in our quarterly and annual reports.  The Committee took a number of steps in making this recommendation for 2008.  First, the Audit Committee discussed with our independent auditors those matters the auditors communicated to and discussed with the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit.  These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.  Second, the Audit Committee discussed the auditor’s independence with the auditors and received a letter from the auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.  This discussion and disclosure informed the Audit Committee of the auditor’s independence, and assisted the Audit Committee in evaluating such independence.  Finally, the Audit Committee reviewed and discussed, with our management and the auditors, our audited consolidated financial statements as of, and for the year ended, December 31, 2008.  Based on the discussions with the auditors concerning the audit, independence, the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee  recommended to the Board that our Annual Report on Form 10-K include the financial statements, and also concurred with the independence of Crowe Horwath LLP, our auditors.

Audit Committee
John G. Parks, Jr., CPA (Chairman)
Bradley A. Boaz
Marvin F. Schindler
Otis T. Wallace

STRATEGIC PLANNING AND MARKETING COMMITTEE

The Company has a Strategic Planning and Marketing Committee which serves to assist the Board of Directors in fulfilling its responsibilities to oversee the strategic management of the Company, ongoing planning process and initiatives, to focus the attention of the Board on long-range objectives for the Company, and to review and assess strategies to implement such long-range objectives. The Strategic Planning and Marketing Committee consists of a minimum of three members, the majority of whom qualify as independent. This committee is not meant to usurp the authority or responsibility of the Board of Directors, but to strengthen its decision making ability and responsibility to our shareholders.

During 2008, the Strategic Planning and Marketing Committee met six times to fulfill the following objectives:

•	To review and recommend to the Board the strategic planning process, long-range objectives and strategic plan for the Company; and
•
To meet with the CEO and other members of management and review management’s strategic planning process and the long-range financial and strategic plan of the Company taking into consideration the Company’s position within the banking community, the general marketplace and such other factors the Committee deemed appropriate.

The Strategic Planning and Marketing Committee operates pursuant to a written charter which is available on our website at www.tibfinancialcorp.com.

Strategic Planning and Marketing Committee
Howard B. Gutman (Chairman)
Thomas J. Longe
Marvin F. Schindler

EXECUTIVE COMMITTEE

The Company has an Executive Committee which serves as a resource to meet with the Chief Executive Officers of the Company and TIB Bank, the Chief Financial Officer of the Company and other members of management of the Company and its subsidiaries between regular board meetings to assist in the orderly and effective management of the Company. The Executive Committee works with Company management in facilitating the timely distribution of important information to the committee and the Boards, as well as assist with some of the important issues that arise between Board meetings. The Executive Committee of the Company consists of the Chairman of the Board, Vice Chairman, three committee chairmen and the CEO of the Company, Messrs. Longe, Bricker, Parks, Jones and Lett, respectively and met nineteen times during 2008.

Executive Committee
Thomas J. Longe (Chairman)
Richard C. Bricker, Jr.
Paul O. Jones, Jr.
John G. Parks, Jr., CPA

FILINGS UNDER SECTION 16(A)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission.  To our knowledge, based solely upon a review of forms furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2008, all Section 16(a) filings applicable to its officers, directors and persons who own more than 10% of the common stock were filed within a timely fashion.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has the authority to select the independent public accountants to audit our consolidated financial statements for the current year ending December 31, 2009.  Crowe Horwath LLP has served as our independent auditors since 2003.  The Board anticipates that a representative of Crowe Horwath LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from the shareholders.

Fees Paid to the Independent Auditors

The following sets forth information on the fees paid by us to Crowe Horwath LLP for 2008 and 2007.

	2008	2007
Audit Fees	$240,000	$275,000
Audit-Related Fees	17,325	19,000
Tax Fees	20,275	39,983
Subtotal	277,600	333,983
All Other Fees	4,461	2,509
Total Fees	$282,061	$336,492

Services Provided by Crowe Horwath LLP

Pre-approval policy

All services that were rendered by Crowe Horwath LLP in 2008 and 2007 were permissible under applicable laws and regulations, and audit services were pre-approved by the Audit Committee.  The Audit Committee is required to pre-approve all audit and non-audit services provided by our independent auditors in order to assure that the provision of such services does not impair the auditor’s independence.  The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditors.  Unless a type of service has received general pre-approval under the policy, the service requires specific approval by the Audit Committee.  The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Committee. All auditing services (which may entail providing comfort letters in connection with securities underwritings or statutory audits required for purposes of State law and non-audit services, other than non-audit services of the Company deemed “de minimus” under law, which are provided to the Company by the Company’s auditors, are required to be pre-approved by the Audit Committee.  The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant the required pre-approvals.  The decisions of any member to whom authority is delegated to pre-approve an activity are required to be presented to the full Audit Committee at its scheduled meetings. If the Audit Committee approves an audit service within the scope of the engagement of the auditor, such audit service is deemed to have been pre-approved.

Fees paid to Crowe Horwath LLP during 2008

Pursuant to rules of the SEC, the fees paid to Crowe Horwath LLP for services are disclosed in the table above under the categories listed below.

1)
Audit Fees – These are fees for professional services performed for the audit of our annual financial statements and review of financial statements included in our 10-K and 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)
Audit-Related Fees – These are fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. This includes consulting on financial accounting/reporting standards.

3)
Tax Fees – These are fees for professional services performed by Crowe Horwath LLP with respect to tax compliance, tax advice and tax planning.  This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

4)	All Other Fees – These are fees for other permissible work performed by Crowe Horwath LLP that does not meet the above category descriptions.

These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the core work of the independent auditors, which is the audit of our consolidated financial statements.

SHAREHOLDER NOMINATIONS AND PROPOSALS

Any shareholder entitled to vote for the election of Directors may nominate persons for election to the Board.  In accordance with our Bylaws, nominations must be made in writing and must be delivered to or mailed to and received by the Secretary of the Company not less than 120 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s Annual Meeting of Shareholders.  This Proxy Statement and the enclosed Proxy are being first mailed to Company shareholders on or about April 29, 2009.  Therefore, shareholder nominations for election at next year’s Annual Meeting must be received no later than the close of business on December 31, 2009.  Nominations must be in accordance with the procedures and include the information required by the Company’s Bylaws.

A shareholder who desires to have his or her proposal included in next year’s Proxy Statement must deliver the proposal to the Secretary of the Company no later than the close of business on December 31, 2009.  This submission should include the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in the Company’s stock transfer records), the number of Company shares beneficially owned by the shareholder and a description of any material direct or indirect financial or other interest that the shareholder (or any affiliate or associate) may have in the proposal.  Submissions must be in accordance with the procedures and include the information required by the Company’s Bylaws.

OTHER MATTERS

At the time of the preparation of this proxy Statement, we were not aware of any matters to be presented for action at the Annual Meeting other than the two Proposals referred to herein.  If other matters are properly presented for action at the Annual Meeting, it is intended that the persons named as Proxies will vote or refrain from voting in accordance with their best judgment on such matters.

ANNUAL REPORT

Copies of our 2008 Annual Report on Form 10-K are being mailed to all shareholders together with this proxy Statement.  Additional copies of our Annual Report on Form 10-K (including financial statements and financial statement schedules) for the year ended December 31, 2008 may be obtained without charge upon written request to Ms. Vicki L. Walker, Secretary, TIB Financial Corp., 599 9th Street North, Suite 101, Naples, Florida 34102-5624.

TIB FINANCIAL CORP.
599 9TH STREET NORTH, SUITE 101
NAPLES, FL 34102-5624

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by TIB Financial Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To signup for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TIB Financial Corp.,c/o Broadridge 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: TIBFN1

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TIB FINANCIAL CORP.

ELECTION OF DIRECTORS

1. For terms expiring as discussed in the accompanying Proxy Statement:

Nominees:
01) Bradley A. Boaz
02) Richard C. Bricker, Jr.
03) Howard B. Gutman
04) Paul O. Jones, Jr.
05) Thomas J. Longe

For All	Withhold All	For All Except
O	O	O

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

For	Against	Abstain
O	O	O

In their discretion, the Proxies are authorized to vote upon such of the matters as may properly come before the Annual Meeting.

This Proxy revokes all prior proxies with respect to the Annual Meeting and may be revoked prior to its exercise. Unless otherwise specified, this Proxy will be voted for only the above proposal and in the discretion of the persons named as Proxies on all other matters which may properly come before the Annual Meeting or any adjournments thereof.

IMPORTANT

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

Note: Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date